PROVIDENT MUTUAL FUNDS, INC.
SECOND AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

        THIS SECOND AMENDMENT dated as of the 9th day of September, 2015, to the Fund Accounting Servicing Agreement dated as of August 27, 2012, as amended December 4, 2012 (the “Agreement”), is entered into by and between PROVIDENT MUTUAL FUNDS, INC., a Wisconsin corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement as set forth below; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

1.	Section 15. Term of Agreement; Amendment is hereby superseded and replaced in its entirety with the following:

Section 15.  Term of Agreement; Amendment
This Agreement is effective as of October 1, 2015 and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach by the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

2.	Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[SIGNATURES ON THE FOLLOWING PAGE]

9/2015 – Fund Accounting	2

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROVIDENT MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Daley	By: /s/ Michael R. McVoy

Name: James R. Daley	Name: Michael R. McVoy

Title: CCO	Title: Executive Vice President

9/2015 – Fund Accounting	2

Amended Exhibit B to the Fund Accounting Servicing Agreement Provident Mutual Funds, Inc. – Fund Accounting, Fund Administration & Compliance Services FEE SCHEDULE effective 10/01/2015

Annual Base Fee $[  ]       plus
Additional fee based upon assets for the Provident Trust Strategy Fund
 [  ]  basis points on the first  $[  ]
 [  ]  basis points on the next $[  ]
 [  ]  basis points on the balance

Additional fee of $[  ]  for each additional class and/or for a Controlled Foreign Corporation (CFC)
Additional fee of $[  ]  per manager/sub-advisor per fund

Included Services –  Daily Performance reporting, Tax Services, Blue Sky Registration, Advisor Information Source (AIS),
Additional Services
♦ Charles River daily fund compliance $[  ]  (fee waived)
♦ Gainskeeper-wash sale reporting  (fee waived)

Securities Pricing
Pricing Services
▪  $[  ]  - Domestic Equities, Options, ADRs, Foreign Equities
▪  $[  ]  - Domestic Corporates, Convertibles, Gov’ts, Agencies, Futures, Forwards, Currency Rates, Mortgage Backed
▪  $[  ]  - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪  $[  ]  - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪  $[  ]  - Bank Loans
▪  $[  ]  - Swaptions
▪  $[  ]  - Credit Default Swaps
▪  $[  ]   per Month Manual Security Pricing (>[  ]  per day)

Fair Value Services (Charged at the Complex Level)
▪  $[  ]  per security on the First [  ]   Securities
▪  $[  ]  per security on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪  $[  ]  per Foreign Equity Security per Month
▪  $[  ]  per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪  $[  ]  per  CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)
  $[  ]   per security per month for fund administrative data
Prices above are based on using U.S. Bancorp standard data services and are subject to change.

Chief Compliance Officer Support Fee (Fund Complex)*
  $[  ]  per year

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, SWIFT processing and customized reporting , federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – USBFS legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

Fees are billed monthly.

9/2015 – Fund Accounting	3